Exhibit 10.9
MOTOROLA AMENDED AND RESTATED INCENTIVE PLAN OF 1998
(as amended through May 4, 2009)
1.	NAME AND PURPOSE
1.1 Name. The name of this plan is the Amended and Restated Motorola Incentive Plan of 1998 (the “Plan”). The Effective Date was May 4, 1998, the date the Plan was approved by the stockholders of Motorola.
1.2 Purpose. Motorola has established the Plan to promote the interests of Motorola and its stockholders by providing full and part-time employees of Motorola or its subsidiaries with additional incentive to increase their efforts on Motorola’s behalf and to remain in the employ or service of Motorola or its Subsidiaries and with the opportunity, through stock ownership, to increase their proprietary interest in Motorola and their personal interest in its continued success and progress.
2.	Administration
The Plan will be administered by a Committee (the “Committee”) of the Motorola Board of Directors consisting of two or more directors as the Board may designate from time to time, each of whom shall qualify as a “Non-Employee Director” within the meaning set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor legislation. The Committee shall have the authority to construe and interpret the Plan and any benefits granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other benefits at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of Motorola and its stockholders and in accordance with the purposes of the Plan. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by all the Committee members. The Committee may delegate the administration of the Plan, in whole or in part, on such terms and conditions as it may impose, to such other person or persons as it may determine in its discretion.
3.	SHARES AVAILABLE UNDER THE PLAN
The number of shares which may be issued or sold or for which Stock Options and Stock Appreciation Right may be granted or received under the Plan, shall be (i) 37,500,000 shares (as adjusted for the 3-for-1 stock split effective June 1, 2000), plus (ii) the total number of shares with respect to which no options have been granted under Motorola’s Share Option Plan of 1996 on the Effective Date, plus (iii) the number of shares as to which options granted under Motorola’s

Share Option Plan of 1996 terminate or expire without being fully exercised. If there is (i) a lapse, expiration, termination or cancellation of any stock option or other benefit prior to the issuance of shares thereunder or (ii) a forfeiture of any shares of restricted stock or shares subject to stock awards prior to vesting, the shares subject to these options or other benefits shall be added to the shares available for benefits under the Plan. In addition, any shares retained by Motorola pursuant to a participant’s tax withholding election (other than shares used to satisfy any tax obligation upon the vesting of restricted stock or other stock awards), and any shares covered by a benefit which is settled in cash, shall be added to the shares available for benefits under the Plan. Shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by Motorola. No Participant may receive (i) Stock Options relating to more than 900,000 Shares (reflecting adjustment for the 3-for-1 stock split effective June 1, 2000) in any Plan Year and (ii) Stock Appreciation Rights relating to more than 150,000 shares (reflecting adjustment for the 3-for-1 stock split effective June 1, 2000) in any calendar year. The shares reserved for issuance and the limitations set forth above shall be subject to adjustment in accordance with Section 8 hereof. All of the available shares may, but need not, be issued pursuant to the exercise of Incentive Stock Options.
4.	TYPES OF BENEFITS
Benefits under the Plan shall consist of Stock Options and Stock Appreciation Rights as described below.
5.	STOCK OPTIONS
Subject to the terms of the Plan, Stock Options may be granted to participants, at any time as determined by the Committee. The Committee shall determine the number of shares subject to each option and whether the option is an Incentive Stock Option. The option price for each option shall be determined by the Committee but shall not be less than 100% of the fair market value of Motorola’s common stock on the date the option is granted. Each option shall expire at such time as the Committee shall determine at the time of grant. Options shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no option shall be exercisable later than the tenth anniversary of its grant. The option price, upon exercise of any option, shall be payable to Motorola in full by (a) cash payment or its equivalent, (b) tendering previously acquired shares (held for at least six months) having a fair market value at the time of exercise equal to the option price, (c) certification of ownership of such previously-acquired shares, (d) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to Motorola the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to Motorola, and (e) such other methods of payment as the Committee, at its discretion, deems appropriate. Notwithstanding any other provision of the Plan to the contrary, upon approval of the Company’s stockholders, the Committee may implement, a one time only option exchange offer, pursuant to which certain outstanding Stock Options could, at the election person holding such Stock Option, be tendered to the Company for the cancellation in exchange for issuance of a lesser amount of Stock Options with a lower exercise price, or other equity benefit as approved by the Committee, provided that such one time only option exchange offer is implemented within twelve months of the date of such stockholder approval.

6.	STOCK APPRECIATION RIGHTS
Stock Appreciation Rights (“SARs”) may be granted to participants at any time as determined by the Committee. An SAR may be granted in tandem with a Stock Option granted under this Plan or on a free-standing basis. The Committee also may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options granted after May 5, 2003, at any time when the Company is subject to fair value accounting. The grant price of a tandem or substitute SAR shall be equal to the option price of the related option. The grant price of a free-standing SAR shall be equal to the fair market value of Motorola’s common stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines; provided, however, that the term shall not exceed the option term in the case of a tandem or substitute SAR or ten years in the case of a free-standing SAR and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces. Upon exercise of an SAR, the participant shall be entitled to receive payment from Motorola in an amount determined by multiplying the excess of the fair market value of a share of common stock on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or stock, at the discretion of the Committee, except in the case of a substitute SAR which may be made only in stock.
7.	CHANGE IN CONTROL
Except as otherwise determined by the Committee at the time of grant of an award, upon a Change in Control of Motorola, all outstanding benefits, including Stock Options and SARs shall become vested and exercisable. A “Change in Control” shall mean:
     A Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act whether or not Motorola is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Motorola representing 20% or more of the combined voting power of Motorola’s then outstanding securities (other than Motorola or any employee benefit plan of Motorola; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the “beneficial ownership,” or changes therein, of Motorola’s securities by either of the foregoing), (b) there shall be consummated (i) any consolidation or merger of Motorola in which Motorola is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of Motorola in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a

65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Motorola other than any such transaction with entities in which the holders of Motorola Common Stock, directly or indirectly, have at least a 65% ownership interest, (c) the stockholders of Motorola approve any plan or proposal for the liquidation or dissolution of Motorola, or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a “Control Transaction”), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.
8	ADJUSTMENT PROVISIONS
(a) If Motorola shall at any time change the number of issued shares of common stock by stock dividend or stock split, the total number of shares reserved for issuance under the Plan, the maximum number of shares which may be made subject to an award in any calendar year, and the number of shares covered by each outstanding award and the price therefore, if any, shall be equitably adjusted by the Committee, in its sole discretion.
(b) Subject to the provisions of Section 7, the Board of Directors or the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.
(c) In the event of any merger, consolidation or reorganization of Motorola with or into another corporation, other than a merger, consolidation or reorganization in which Motorola is the continuing corporation and which does not result in the outstanding common stock being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Committee in its discretion, for each share of common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of Motorola will be entitled pursuant to the transaction.
9.	NONTRANSFERABILITY
Each benefit granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the participant’s lifetime only by the participant or, in the event of disability, by the participant’s personal representative. In the event of the death of a participant, exercise of any benefit or payment with respect to any benefit shall be made only by or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at its discretion, the Committee may permit the transfer of a Stock Option by the participant, subject to such terms and conditions as may be established by the Committee.
10.	TAXES
Motorola shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice and Motorola may defer making payment or delivery as to any award, if any such tax is payable until indemnified to its satisfaction. The Committee may, in its discretion, subject to such rules as it may adopt, permit a participant to pay all or a portion of any required withholding taxes arising in connection with the exercise of a Stock Option or SAR by electing to have Motorola withhold shares of common stock, having a fair market value equal to the amount to be withheld.
11.	DURATION, AMENDMENT AND TERMINATION
No Incentive Stock Option or other benefit shall be granted more than ten years after the date of original adoption of this Plan by the Board of Directors; provided, however, that the terms and conditions applicable to any benefit granted on or before such date may thereafter be amended or modified by mutual agreement between Motorola and the participant, or such other person as may then have an interest therein. The Board of Directors or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant’s consent. No amendment of the Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule.
12.	FAIR MARKET VALUE
The fair market value of Motorola’s common stock at any time shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation.
13.	OTHER PROVISIONS
(a) The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the participant’s employment, requirements or inducements for continued ownership of common stock after exercise or vesting of benefits, forfeiture of awards in the event of termination of employment shortly after exercise or vesting, or breach of noncompetition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of a benefit for such period and upon such terms as the Committee shall determine.
(b) In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.
14.	GOVERNING LAW
The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Delaware (without regard to applicable Delaware principles of conflict of laws).